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                                                                    Exhibit 99.1

                               NOT FOR PUBLICATION


                          UNITED STATES DISTRICT COURT
                     FOR THE NORTHERN DISTRICT OF CALIFORNIA
                                SAN JOSE DIVISION



NOVADIGM, INC., Plaintiff,           NO. C-97-20194-JW
v.
MARIMBA, INC., Defendant.            ORDER RE: CLAIM CONSTRUCTION(1)

               On December 17, 1998, the Court conducted a hearing pursuant to Markman v. Westview Instruments, Inc., 52 F.3d 967 (Fed. Cir. 1995), in order to determine the meaning of language used in the claims of U.S. Patent No. 5,581,764 (the "'764 patent"). In Markman, the Federal Circuit Court held that interpretation and construction of patent claims, which define the scope of the patentee's rights under the patent, is a matter of law exclusively for the court. Id. The court has the power and obligation to construe as a matter of law the meaning of language used in the patent claim. Id. As such, "[a] patent covers the invention or inventions which the court, in construing its provisions, decides that it describes and claims." Id.

               "To ascertain the meaning of claims, we consider three sources:
The claims, the specification, and the prosecution history." Id. (quoting Unique Concepts, Inc. v. Brown, 939 F.2d 1558, 1561 (Fed. Circ. 1991)). "Expert testimony, including evidence of how those skilled in the art would interpret the claims, may also be used." Id. (quoting Fonar Corp. v. Johnson & Johnson, 821 F.2d 627, 631 (Fed. Circ. 1987)).


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(1)     This disposition is not appropriate for publication and may not be cited.

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               Based upon the claims, specifications and file history of the patents, as well as the oral argument of counsel, the Court finds that the following definitions shall apply to the terms contained in the patents:


1. "Already Have Information Units": Information units are identifiers or descriptors of resources, or identifiers or descriptors of other information units, which are associated with or linked to their respective resources or information units. Information units are not the resources themselves. The phrase "Already Have Information Units" is self-explanatory and simply means the information units that identify resources which a particular computer already has or already has access to.


2. "Should Have Information Units": Information units are identifiers or descriptors of resources, or identifiers or descriptors of other information units, which are associated with or linked to their respective resources or information units. Information units are not the resources themselves. The phrase "Should Have Information Units" is also self-explanatory and means the information units that identify resources which have been designated for a particular computer.


3. "Already Have Information Structure": An "Already Have Information Structure" is two or more already have information units that have been linked together in a multi-level hierarchy.


4. "Should Have Information Structure": A "Should Have Information Structure" is two or more should have information units that have been linked together in a multi-level hierarchy.


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5.      "Linkages": Link, linking or linkage all refer to a connection between or among units.


6. "Multi-Level Hierarchy": A "Multi-Level Hierarchy" is an information structure that has two or more levels with hierarchical relationships among different levels.


7. "Structural Data": "Structural Data" is data associated with two or more information units or their associated resources in an information structure, that can be compared with the same type of data relating to two or more information units or associated resources in another information structure, to identify the differences between the information structures, without comparing the information units or the resources with each other.

               At least two units of already have structural data and at least two units of should have structural data must be "provided" and "related" to particular information units.


        8. "Comparing": Due to the above construction of "structural data," the Court finds it unnecessary to construe the term "comparing . . . so as to identify portions."

DATED:  December 28, 1998

                                               /s/ JAMES WARE
                                               -------------------------------
                                               JAMES WARE
                                               United States District Judge


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This is to certify that copies of this order have been mailed to:


Matthew D. Powers
WEIL, GOTSHAL & MANGES
2882 Sand Hill Road, Suite 280
Menlo Park, CA 94025

Michael Barclay
WILSON, SONSINI, GOODRICH & ROSATI
650 Page Mill Road
Palo Alto, CA  94304


Dated: December 28, 1998                  CLERK OF COURT
      -------------------------------


                                          By:  /s/ RONALD L. DAVIS
                                             -------------------------------
                                              Ronald L. Davis
                                              Deputy Clerk


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